Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763

May 6, 2022

Vericel Corporation
64 Sidney Street
Cambridge, Massachusetts 02139

Re:	Vericel Corporation Registration Statement on Form S-8 (the “Registration Statement”) Registering Shares Issuable under the 2022 Omnibus Incentive Plan

Dear Ladies and Gentlemen:

As special counsel for Vericel Corporation, a Michigan corporation (the “Company”), we are rendering this opinion in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,750,000 authorized but unissued shares of the Common Stock, no par value, of the Company (the “Shares”), which may be issued pursuant to options and other rights to acquire Common Stock granted under the Vericel Corporation 2022 Omnibus Incentive Plan (the “Plan”).

We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original documents and the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that all information contained in all documents reviewed by us is true and correct.

Based on such examination, we are of the opinion that the Shares that may be issued under the Plan have been duly authorized and, when issued against payment of the purchase price therefore and in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the laws of the State of Michigan and the federal laws of the United States. We express no opinion and make no representation with respect to the law of any other jurisdiction.

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C.

Vericel Corporation

May 6, 2022

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Dykema Gossett pllc

/jmw

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C.